Rule 424(b)(3)
                                                              File No. 333-06127


                            MDU Resources Group, Inc.
                         Automatic Dividend Reinvestment
                             and Stock Purchase Plan
                  Supplement to Prospectus Dated August 1, 1996


     MDU Resources Group, Inc. (Company) is expanding its Automatic Dividend Reinvestment and Stock Purchase Plan (Plan) so that interested investors who are legal residents in any of the 50 states may participate in the Plan. Effective August 15, 1998, participation in the Plan is open to (i) any stockholder of record of any class of the Company's capital stock, (ii) beneficial owners of the Company's capital stock, as described in the Prospectus and (iii) any person who is a legal resident in any of the 50 states who wants to become a stockholder by making an initial cash payment at the time of enrollment of not less than $50 but not more than $5,000.

     To the extent required by applicable law in certain jurisdictions, shares of common stock offered under the Plan to persons not presently stockholders of the Company are offered only through Norwest Investment Services, Inc.

July 13, 1998